Exhibit 99.1

Ann T. Scott 303-460-3537, ascott@ball.com Bradford Walton 415-254-7168, Bradford.Walton@ball.com
News Release For Immediate Release www.ball.com	Investor Contact: Brandon Potthoff 303-460-2120, bpotthof@ball.com Media Contact: Jennifer Livingston 720-693-4743, jennifer.livingston@ball.com

Ball Corporation Names New Presidents of Beverage Packaging North and Central America and EMEA

WESTMINSTER, Colo., Oct. 19, 2026 /PRNewswire/ -- Ball Corporation (NYSE: BALL) today announced senior leadership changes for two of its business units. Carey Causey has been appointed senior vice president and president, Beverage Packaging North and Central America, effective immediately, succeeding Kathleen Pitre, and Scott Vail has been named senior vice president and president, Beverage Packaging Europe, Middle East and Africa (EMEA). Vail will succeed Mandy Glew who has elected to retire, effective January 2027. The departures are not related to any disagreement with the company.

In their roles, Causey and Vail will have responsibility for customer relationships, operational execution and financial performance. Their appointments reinforce Ball’s focus on disciplined execution and sustainable value creation across its global packaging operations.

“Carey and Scott are the right leaders to take these two important business units forward,” said Ron Lewis, chief executive officer. “They both have proven track records, deep commercial and operational experience, and leadership values aligned with Ball’s. I am confident they will build on the strong foundations in each region, deepen our customer partnerships and deliver results.”

Lewis continued, “We thank Mandy and Kathleen for their leadership and many contributions to Ball. Both have played important roles in our business and have had a significant impact, and we wish them well.”

Causey has served as Ball’s senior vice president and chief growth officer since 2024. Since joining Ball in 2014, she has held leadership roles across North and Central America, South America and EMEA spanning commercial operations, marketing, strategy and business development, including serving as president of Beverage Packaging EMEA from 2021 to 2024. Earlier in her career, she held roles in sales, marketing, engineering and manufacturing at MWV, The Mosaic Company and Cargill, Inc.

Vail has served as Ball’s senior vice president and chief supply chain and operations officer since 2025, leading the company’s global manufacturing, supply chain, procurement and operational excellence organizations. He joined Ball in 2021 as vice president, Operations, for Beverage Packaging North and Central America and later led the global deployment of Ball Operational Excellence. Before joining Ball, he served as president of Metal Container Corporation and held senior roles in engineering, maintenance and operations strategy at AB InBev.

About Ball Corporation

Ball Corporation (NYSE: BALL) is the global leader in sustainable aluminum packaging solutions, serving a robust portfolio of customers in the beverage, personal care and household products industries. With 16,000 employees in more than 65 manufacturing plants and facilities worldwide, Ball reported 2025 net sales of $13.16 billion. For more information, visit Ball.com and connect with us on LinkedIn.